Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name                                    State of Incorporation

Andy's Garage Sale, Inc.                          Minnesota
Customer Communications Center, Inc.              Minnesota
Figi's Inc.                                       Wisconsin
Fingerhut Corporation                             Minnesota
Distribution Specialists, Inc.                    Minnesota
FFS Holdings, Inc.                                Minnesota
Metris Companies Inc.(83%)                        Delaware
Direct  Merchants  Credit  Card Bank,
  National  Association                           National Bank
Metris Direct, Inc.                               Minnesota
Metris Receivables, Inc.                          Delaware
Fingerhut Company Store, Inc.                     Minnesota
Wiman Corporation                                 Minnesota
Fingerhut National Bank                           Minnesota
Fingerhut Receivables, Inc.                       Delaware
Infochoice USA, Inc.                              Minnesota
USA Direct/Guthy-Renker, Inc.(50%)                Minnesota
Minnesota Telemarketing, Inc.                     Minnesota
Tennessee Distribution, Inc.                      Minnesota
Tennessee Telemarketing, Inc.                     Minnesota
Western Distribution, Inc.                        Minnesota

The above list omits the names of certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 27, 1996.